BROWN & BROWN, INC. PERFORMANCE STOCK UNIT AWARD AGREEMENT (Non-US Key Corporate Leaders / Profit Center Leaders / Other Leaders)

Grant Number:
Grantee:
Date of Grant:
Performance Stock Units:

This Performance Stock Unit Award Agreement (this “Agreement”) is entered into as of the date described above (the “Date of Grant”), between BROWN & BROWN, INC., a Florida corporation (together with its subsidiaries, the “Company”) and the grantee described above (the “Grantee”), pursuant to the terms and conditions of the Brown & Brown, Inc. 2019 Stock Incentive Plan, as amended (the “Plan”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Plan.

The Plan provides to the Compensation Committee of the Board of Directors of the Company (the “Committee”) the discretion and authority to grant to Employees or Directors Awards of restricted rights to receive shares of the common stock of the Company, par value $.10 per share (each, a “Share”), subject to the terms and conditions of the Plan and any additional terms and conditions provided by the Committee. The Plan identifies such an Award as an Award of Restricted Stock Units. In addition, the Plan provides to the Committee the discretion and authority to specify performance-based conditions for the awarding of Restricted Stock Units under an Award of Restricted Stock Units, and identifies an Award of Restricted Stock Units with such performance-based conditions as a Performance-Based Award. Pursuant to the terms of the Plan, the Committee desires to grant an Award of Performance-Based Restricted Stock Units (“Performance Stock Units”) to the Grantee effective as of the Date of Grant. The Grantee desires to accept the Award of Performance Stock Units and agrees to be bound by the terms and conditions of the Plan and this Performance Stock Unit Award Agreement. Accordingly, the Company and the Grantee hereby agree to the restrictions, terms, and conditions set forth below.

1. Grant of Performance Stock Units. The Company grants to the Grantee the number of Performance Stock Units described above (the “PSUs”), effective as of the Date of Grant. Each PSU represents the right to receive a Share subject to the restrictions and conditions set forth in the Plan and this Agreement. The Grantee will have no rights as a shareholder of the Company, no dividend rights, and no voting rights with respect to the PSUs or the Shares underlying the PSUs unless and until the PSUs become awarded and vested and nonforfeitable in accordance with the terms and conditions of this Agreement, and the PSUs are settled and such Shares are delivered to the Grantee in accordance with Section 7 of this Agreement. For purposes of this Agreement, the PSUs are divided into two (2) portions (each, a “Tranche”). Fifty percent (50%) of the PSUs will be “Tranche 1 PSUs” and fifty percent (50%) of the PSUs will be “Tranche 2 PSUs.” Any entitlement to Dividend Equivalents will be in accordance with Section 8 of this Agreement.

2. Country-Specific Provisions. Notwithstanding any provision of this Agreement to the contrary, the PSUs and any Shares issued pursuant to this Agreement will be subject to the applicable special terms and provisions, if any, for the Grantee’s country of residence (and country of employment, if different), as set forth in the Country-Specific Appendix (the “Appendix”) attached to this Agreement. The Appendix constitutes part of this Agreement.

3. Performance Conditions for Awarding of PSUs. Except as otherwise provided in Section 5 of this Agreement in the event of a Change in Control or the termination of the Grantee's employment with the Company as a result of death or Disability, the percentages, if any, of the Tranche 1 PSUs and the Tranche 2 PSUs that will be treated as awarded (the “Awarded PSUs”), and therefore eligible to become vested and nonforfeitable in accordance with Section 4 of this Agreement, will be based on the level of achievement of the applicable performance goals set forth below during the three-year (3-year) period beginning on January 1, 2026, and ending on December 31, 2028 (the “Performance Period”), subject to the terms and conditions of this Section 3.

(a) Tranche 1 PSUs - Organic Revenue Growth Rate Condition. The extent to which, if any, the Tranche 1 PSUs become Awarded PSUs will be based upon the Company's Average Organic Revenue Growth Rate (as defined below) during the Performance Period (the “Organic Revenue Growth Rate Condition”). The percentage, if any, of the Tranche 1 PSUs that become Awarded PSUs will be determined in accordance with the following schedule:

Performance Level	Average Organic Revenue Growth Rate	Awarded Percentage of Tranche 1 PSUs
Maximum		200%
High Target		120%
Target		100%
Low Target		80%
Threshold		50%
No Payout		0%

If the actual performance level of the Company's Average Organic Revenue Growth Rate falls in between any of the Performance Levels listed in the schedule above, the percentage of the Tranche 1 PSUs that become Awarded PSUs will be determined based on straight-line interpolation. The Company's “Average Organic Revenue Growth Rate” for the Performance Period will be determined by calculating the simple average of the Company’s Annual Organic Revenue Growth Rate (as defined below) over the Performance Period. The Company’s “Annual Organic Revenue Growth Rate” means the growth rate of Organic Revenue (as defined below) as reported in the Organic Revenue growth schedule prepared by the Corporate Finance department of the Company in support of the Company’s Annual Report on Form 10-K (or such comparable or equivalent schedule as may be prepared in accordance with legal or accounting rule requirements associated with future filings). “Organic Revenue” is defined as “core commissions and fees” less: (i) the core commissions and fees earned for the first twelve (12) months by newly-acquired operations; (ii) divested business (core commissions and fees generated from offices, books of business or niches sold or terminated during the comparable period); and (iii) the period over period impact of foreign currency translation, which is calculated by applying current year foreign exchange rates to the same period in the prior year. The term “core commissions and fees” is (i) the amount shown as commissions and fees, which includes earned premiums in the Company’s capitalized captive insurance facility, on the Company’s Consolidated Statement of Income, less (ii) profit-sharing contingent commissions. The calculation of the Average Organic Revenue Growth Rate may be subject to adjustment for such items (for example, items that are unusual in nature or infrequently occurring) as, in the discretion of the Committee, are determined to be appropriately disregarded for all grantees whose agreements include an Organic Revenue Growth Rate Condition. Any such determination and approval made by the Committee will be final and binding upon the Grantee, the Company, their respective heirs, administrators, personal representatives, successors, assigns, and all other interested persons.

(b) Tranche 2 PSUs - EPS Condition. The extent to which, if any, the Tranche 2 PSUs become Awarded PSUs will be based upon the Compound Annual Growth Rate (the “CAGR”) of the Company's cumulative earnings per share during the Performance Period (the “EPS Condition”). The percentage, if any, of the Tranche 2 PSUs that become Awarded PSUs will be determined in accordance with the following schedule:

Performance Level	Cumulative Earnings Per Share	CAGR	Awarded Percentage of Tranche 2 PSUs
Maximum			200%
High Target			120%
Target			100%
Low Target			80%
Threshold			50%
No Payout			0%

If the actual performance level of the CAGR of the Company's earnings per share falls in between any of the Performance Levels listed in the schedule above, the percentage of the Tranche 2 PSUs that become Awarded PSUs will be determined based on straight-line interpolation. The CAGR of the Company's earnings per share for the Performance Period will be determined by comparison of the earnings per share, as adjusted by the Committee in its discretion to exclude the effect of certain items that were unusual in nature or infrequently occurring, for the twelve-month period ending December 31, 2025, that is $4.26 per share, to the sum of the earnings per share for the twelve-month periods ending December 31, 2026, 2027, and 2028. For purposes of this Agreement, the Company's earnings per share will be calculated in accordance with generally accepted accounting principles recognized in the United States of America (“GAAP”), except that such calculation will be (i) without regard to the after-tax impact of: (a) the change in estimated acquisition earn-out payables; (b) (gain)/loss on disposal; and (c) amortization, and (ii) subject to adjustment for such items (for example, items that are unusual in nature or infrequently occurring) as, in the discretion of the Committee, are determined to be appropriately disregarded for all grantees whose agreements include an EPS Condition. Any such determination and approval made by the Committee will be final and binding upon the Grantee, the Company, their respective heirs, administrators, personal representatives, successors, assigns, and all other interested persons.

(c) Procedure. The applicable percentage, if any, of each Tranche will become Awarded PSUs on the date on which the Committee determines the level of achievement of the performance goal applicable to the Tranche (the “General Awarded Date”), provided that the Grantee has been continuously employed by the Company since the Date of Grant. For the avoidance of doubt, the Committee's determinations of the levels of achievement of the performance goals for the Tranche 1 PSUs and the Tranche 2 PSUs may occur on different dates, and therefore the General Awarded Dates applicable to the Tranches are not required to be identical. Also for the avoidance of doubt, any reference in this Agreement to Awarded PSUs that does not include a reference to either of the Tranches will be a reference to the PSUs in both Tranches that become Awarded PSUs pursuant to either this Section 3 or Section 5 of the Agreement. The Committee's determination will be based on the actual level of achievement of the applicable performance goal, in accordance with the provisions of the Plan and this Agreement, including, without limitation, the provisions of the Plan and this Agreement relating to adjustment for items that are unusual in nature or infrequently occurring, and the provisions of the Plan relating to the Committee’s authority and discretion to establish procedures for determination of the level of achievement. The Committee's determination will be final, binding, and conclusive on all persons, including but not limited to the Company and the Grantee. The Grantee will not be entitled to any claim or recourse if any action or inaction by the Company, or any other circumstance or event, including any circumstance or event outside the control of the Grantee, adversely affects the level of achievement, or in any way prevents the satisfaction, of the applicable performance goal.

(d) Forfeiture. Except as otherwise provided in Section 5 of this Agreement in the event of a Termination After Change in Control or the termination of the Grantee's employment with the Company as a result of the Grantee's death or Disability, if the Grantee's employment with the Company terminates, as determined in accordance with Section 14(e) of this Agreement, for any reason before the General Awarded Date for a Tranche, the Grantee's interest in one hundred percent (100%) of the PSUs in the Tranche will be forfeited immediately upon the Grantee's termination of employment with the Company. In addition, except as otherwise provided in Section 5 of this Agreement, any PSUs in a Tranche that do not become Awarded PSUs on the General Awarded Date for the Tranche based on the Committee's determination of the level of achievement of the performance goal applicable to the Tranche will be forfeited immediately on such General Awarded Date and will not be eligible to become vested and nonforfeitable in accordance with Section 4 of this Agreement.

4. Employment Condition for Vesting of Awarded PSUs. Except as otherwise provided in Section 5 of this Agreement in the event of the Grantee’s attainment of age 64, Termination After Change in Control, or the termination of the Grantee's employment with the Company as a result of the Grantee's death or Disability, the

Grantee's interest in the Awarded PSUs will become fully vested and nonforfeitable on the fifth (5th) anniversary of the Date of Grant, provided that the Grantee has been continuously employed by the Company since the Date of Grant, as determined in accordance with Section 14(e) of this Agreement. Except as otherwise provided in Section 5 of this Agreement, if the Grantee's employment terminates for any reason before the fifth (5th) anniversary of the Date of Grant, the Grantee's interest in one hundred percent (100%) of the Awarded PSUs will be forfeited.

5. Treatment of PSUs upon Attainment of Age 64, Change in Control, or Termination of Employment as a Result of Death or Disability. The purpose of this Section 5 is to provide special rules that may apply to the awarding or vesting, or both the awarding and vesting, of PSUs in the event of the Grantee’s attainment of age 64, a Change in Control, or the termination of the Grantee's employment with the Company as a result of the Grantee's death or Disability. For the avoidance of doubt, a reference in this Agreement to the occurrence of an event "prior to awarding" or similar references will mean that the event occurs before the Committee determines the level of achievement of the applicable performance goal in accordance with Section 3(c) of this Agreement, and therefore before any portion of the affected PSUs become Awarded PSUs in accordance with Section 3(c) of this Agreement, or if applicable in the event of a Change in Control, before the Committee determines the level of achievement of the applicable performance goal in accordance with Section 5(b)(1)(A) of this Agreement, and therefore before any portion of the affected PSUs become Awarded PSUs in accordance with Section 5(b)(1)(A) of this Agreement. Similarly, a reference to the occurrence of an event "after awarding" or similar references will mean that the event occurs after the Committee determines the level of achievement of the applicable performance goal in accordance with Section 3(c) of this Agreement, and therefore after the applicable portion, if any, of the affected PSUs have become Awarded PSUs in accordance with Section 3(c) of this Agreement, or if applicable in the event of a Change in Control, after the Committee determines the level of achievement of the applicable performance goal in accordance with Section 5(b)(1)(A) of this Agreement, and therefore after the applicable portion, if any, of the affected PSUs become Awarded PSUs in accordance with Section 5(b)(1)(A) of this Agreement.

(a) Attainment of Age 64.

(1) Attainment of Age 64 Prior to Awarding - No Effect on Awarding of PSUs. If the Grantee attains age 64 prior to awarding, the determination of whether and to what extent the PSUs become Awarded PSUs will be determined in accordance with the provisions of Section 3 of this Agreement without regard to the Grantee's age. For the avoidance of doubt, no portion of the PSUs will become Awarded PSUs as a result of the Grantee's attainment of age 64.

(2) Effect of Attainment of Age 64 on the Vesting of Awarded PSUs. If the Grantee attains age 64 before the fifth (5th) anniversary of the Date of Grant, this Section 5(a)(2) will govern the timing and the extent of the vesting and nonforfeitability of the PSUs, if any, that become Awarded PSUs in accordance with the terms and conditions of this Agreement. This Section 5(a)(2) will supersede the standard vesting provision contained in Section 4 of this Agreement only to the extent that it results in accelerated vesting of the Awarded PSUs, and it will not result in a delay of any vesting of any Awarded PSUs that otherwise would occur under the terms of the standard vesting provision contained in Section 4 of this Agreement. The application of the special vesting rules of this Section 5(a)(2) will depend upon whether the Grantee attains age 64 before awarding, or attains age 64 after awarding.

(A) Attainment of Age 64 Prior to Awarding. If the Grantee attains age 64 prior to awarding, a portion of the PSUs, if any, that become Awarded PSUs will become vested and nonforfeitable on the later of (i) the General Awarded Date or Change in Control Awarded Date, as applicable, or (ii) the first (1st) anniversary of the Date of Grant that follows the last day of the Performance Period, provided that the Grantee has been continuously employed by the Company since the Date of Grant. The portion of the Awarded PSUs that become vested and nonforfeitable in accordance with this Section 5(a)(2)(A) will be the number of Awarded PSUs multiplied by a fraction, the numerator of which will equal the number of full years since the Date of Grant, and the denominator of which will equal five (5). An additional one-fifth (1/5) of the Awarded PSUs will become vested and nonforfeitable on each subsequent anniversary of the Date of Grant until the fifth (5th) anniversary of the Date of Grant, so long as Grantee continues to be employed by the Company.

(B) Attainment of Age 64 After Awarding. If the Grantee attains age 64 after awarding, a portion of the PSUs, if any, that become Awarded PSUs will become vested and nonforfeitable on the first (1st) anniversary of the Date of Grant that coincides with or follows the Grantee's attainment of age 64, provided that the Grantee has been continuously employed by the Company since the Date of Grant. The portion of the Awarded PSUs that become vested and nonforfeitable on the first (1st) anniversary of the Date of Grant that coincides with or follows the Grantee's attainment of age 64 will be the number of Awarded PSUs multiplied by a fraction, the numerator of which will equal the number of full years since the Date of Grant, and the denominator of which will equal five (5). An additional one-fifth (1/5) of the Awarded PSUs will become vested and nonforfeitable on each subsequent anniversary of the Date of Grant until the fifth (5th) anniversary of the Date of Grant, so long as Grantee continues to be employed by the Company.

(b) Change in Control.

(1) Prior to General Awarded Date.

(A) Awarding of PSUs Following Change in Control. If a Change in Control occurs after the Date of Grant but prior to awarding or forfeiture of the Grantee's interest in the PSUs, a percentage of each of the Tranche 1 PSUs and the Tranche 2 PSUs will become Awarded PSUs, provided that the Grantee has been continuously employed by the Company since the Date of Grant. The percentage of the PSUs in each Tranche that become Awarded PSUs will be the greater of:

1. 100% of the PSUs in the Tranche; or

2. the percentage of the PSUs in the applicable Tranche determined in accordance with the schedule in Section 3(a) with respect to the Tranche 1 PSUs or Section 3(b) with respect to the Tranche 2 PSUs, based on the actual level of achievement (up to the maximum level of achievement for each Tranche set forth in Section 3) of the performance goal applicable to the Tranche from the first day of the Performance Period to the date on which the Change in Control occurs.

The applicable percentage of each Tranche will become Awarded PSUs on the date on which the Committee determines the level of achievement of the performance goal applicable to the Tranche (the “Change in Control Awarded Date”). For the avoidance of doubt, the Committee's determinations of the achievement of the performance goals for the Tranche 1 PSUs and the Tranche 2 PSUs may occur on different dates, and therefore the Change in Control Awarded Dates applicable to the Tranches are not required to be identical. The Committee's determination will be based on the actual level of achievement of the applicable performance goal, in accordance with the provisions of the Plan and this Agreement, including, without limitation, the provisions of the Plan and this Agreement relating to adjustment for items that are unusual in nature or infrequently occurring, and the provisions of the Plan relating to the Committee’s authority and discretion to establish procedures for determination of the level of achievement. The Committee's determination will be final, binding, and conclusive on all persons, including but not limited to the Company and the Grantee. The Grantee will not be entitled to any claim or recourse if any action or inaction by the Company, or any other circumstance or event, including any circumstance or event outside the control of the Grantee, adversely affects the level of achievement, or in any way prevents the satisfaction, of the applicable performance goal.

(B) Vesting of Awarded PSUs following Change in Control Awarded Date. Unless the Grantee's employment with the Company terminates by reason of Termination After Change in Control (as defined below) after the Change in Control Awarded Date but prior to the fifth (5th) anniversary of the Date of Grant, the Grantee's interest in the PSUs that become Awarded PSUs in accordance with Section 5(b)(1)(A) above will become fully vested and nonforfeitable on the fifth (5th) anniversary of the Date of Grant, provided that the Grantee has been continuously employed by the Company since the Date of Grant. However, if the Grantee’s employment with the Company terminates by reason of Termination After Change in Control (as defined below) prior to the fifth (5th) anniversary of the Date of Grant, the PSUs that become Awarded PSUs in accordance with Section 5(b)(1)(A) above will become fully vested and nonforfeitable as of the date of such Termination After Change in Control. For purposes of this Section 5(b), the following definitions will apply:

1. “Termination After Change in Control” will mean either of the following events occurring after a Change in Control:

a. termination by the Company of the Grantee’s employment with the Company, within twelve (12) months following a Change in Control, for any reason other than Termination for Cause (as defined below); or

b. upon Grantee’s Constructive Termination (as defined below), the Grantee’s resignation from employment with the Company within twelve (12) months following the Change in Control.

Notwithstanding any provision herein to the contrary, Termination After Change in Control will not include any termination of the Grantee’s employment with the Company which: (i) is a Termination for Cause (as defined below); (ii) is a result of the Grantee’s death or Disability; (iii) is a result of the Grantee’s voluntary termination of employment with the Company other than upon Constructive Termination (as defined below); or (iv) occurs prior to the effectiveness of a Change in Control.

2. “Termination for Cause” will mean termination by the Company of the Grantee’s employment with the Company for any of the following reasons: (i) theft, dishonesty, or falsification of any employment or Company records; (ii) the Grantee’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such continued failure or inability; (iii) any material breach by the Grantee of any employment agreement between the Grantee and Company, which breach is not cured pursuant to the terms of such agreement; or (iv) the Grantee’s conviction of any criminal act which, in the Company’s discretion, impairs Grantee’s ability to perform his or her duties with the Company. Termination for Cause pursuant to the foregoing will be determined in the discretion of the Company.

3. “Constructive Termination” will mean any one or more of the following:

a. without the Grantee’s express written consent, the assignment to the Grantee of any duties, or any limitation of the Grantee’s responsibilities, substantially inconsistent with and resulting in a material diminution of the Grantee’s positions, duties, responsibilities and status with the Company immediately prior to the date of a Change in Control;

b. without the Grantee’s express written consent, the relocation of the principal place of the Grantee’s employment to a location that is more than fifty (50) miles from the Grantee’s principal place of employment immediately prior to the date of a Change in Control, or the imposition of travel requirements substantially more demanding of the Grantee than such travel requirements existing immediately prior to the date of a Change in Control;

c. any failure by the Company to pay, or any material reduction by the Company of, (i) the Grantee’s base salary in effect immediately prior to the date of the Change in Control (unless comparable reductions are concurrently made for all other employees of the Company with responsibilities, organizational level and title comparable to the Grantee’s), or (ii) the Grantee’s bonus compensation, if any, in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Grantee); or

d. any failure by the Company to (i) continue to provide the Grantee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company then held by the Grantee, in any benefit or compensation plans and programs, including, but not limited to, the Company’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Grantee was participating immediately prior to the date of the Change in Control, or their equivalent, or (ii) provide the Grantee with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company then held by the Grantee.

The Grantee must provide written notice to the Company of the existence of one or more adverse conditions specified in clauses a. through d. above within ninety (90) days of the initial existence of the adverse condition(s), and the effective date of the Grantee’s resignation must be within one (1) year following the effective date of the occurrence of the applicable adverse condition(s). Notwithstanding the foregoing provisions of this definition of Constructive Termination, if the Company remedies the adverse condition(s) within thirty (30) days of being notified of the adverse condition(s), no Constructive Termination will occur.

(2) On or After General Awarded Date. If the Grantee’s employment with the Company terminates by reason of Termination After Change in Control after the General Awarded Date, but before the Grantee's interest in the Awarded PSUs becomes fully vested and nonforfeitable in accordance with Section 4 of this Agreement or is forfeited, the Awarded PSUs will become fully vested and nonforfeitable as of the date of such Termination After Change in Control.

(c) Termination of Employment as a Result of Death or Disability.

(1) Prior to Awarding. If the Grantee’s employment with the Company terminates as a result of the Grantee’s death or Disability prior to awarding or forfeiture of the Grantee's interest in the PSUs, a portion of the PSUs will become vested and nonforfeitable on the date on which the Grantee's employment terminates. The portion of the PSUs that will become vested and nonforfeitable pursuant to this Section 5(c)(1) will be the number of PSUs that are granted in Section 1 of this Agreement multiplied by a fraction, the numerator of which will equal the number of full months of the Grantee's employment with the Company during the Performance Period, and the denominator of which will equal thirty-six (36).

(2) After Awarding. If the Grantee’s employment with the Company terminates as a result of Grantee’s death or Disability after awarding, but before the Grantee's interest in the Awarded PSUs becomes fully vested and nonforfeitable or is forfeited, the Awarded PSUs will become fully vested and nonforfeitable on the date on which the Grantee's employment terminates.

6. Adjustments in Number of PSUs. If the Shares underlying the PSUs are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, the number and kind of PSUs will be equitably adjusted to reflect such changes in accordance with the Plan. Any such adjustment made by the Company's Board of Directors or the Committee will be final and binding upon the Grantee, the Company, their respective heirs, administrators, personal representatives, successors, assigns, and all other interested persons.

7. Settlement of PSUs.

(a) Timing of Settlement. Unless and until the PSUs become vested and nonforfeitable in accordance with the terms and conditions of this Agreement, the Grantee will have no right to settlement of the PSUs. On or as soon as administratively practicable (and no later than thirty (30) days) after the applicable date of vesting under Section 4 or Section 5 of this Agreement, the Company will settle the vested Awarded PSUs by delivering to the Grantee (or the Grantee’s beneficiary in the event of death) a number of Shares equal to the number of Awarded PSUs that have become vested and nonforfeitable and are to be settled at the applicable settlement date, subject to the provisions of Section 11 of this Agreement relating to tax withholding. The Grantee will have no influence on any determination as to the tax year in which settlement will be made during a specified period following the date or event that triggers a right to settlement.

(b) Manner of Settlement; No Fractional Shares. Subject to the provisions of Section 11 of this Agreement relating to tax withholding, upon settlement of the PSUs that are to be settled at the applicable settlement date, the delivery to the

Grantee of the number of Shares equal to the number of settled PSUs will be, at the Company’s option, evidenced by a Share certificate delivered to the Grantee, or other physical or electronic evidence of Share ownership, including, without limitation, deposit of Shares into a stock brokerage account maintained for the Grantee or credit to a book-entry account for the benefit of the Grantee maintained by the Company’s stock transfer agent or its designee. Notwithstanding any provision of this Agreement to the contrary, any fractional Share that would otherwise result from the application of any provision of this Agreement will be rounded down to the nearest whole number, as determined by the Committee in its discretion.

(c) Effect of Settlement. Neither the Grantee nor any beneficiary of the Grantee will have any further rights or interest in any PSUs that have been settled. The Company retains discretion to determine the settlement date in accordance with Section 7(a) of this Agreement and the terms of the Plan, and no Grantee or beneficiary of a Grantee will have any claim for damages or loss by virtue of the fact that the market price of the Shares was higher on a given date upon which settlement could have been made as compared to the market price on or after the actual settlement date. The Company will not be liable for any foreign exchange rate fluctuation between the Grantee's local currency and the U.S. Dollar that may affect the value of the PSUs or of any amounts due to the Grantee pursuant to the PSUs or the subsequent sale of any Shares acquired under the Plan.

8. Dividend Equivalents. The Plan provides that this Agreement may include provisions for the payment of Dividend Equivalents (defined below). For purposes of the Plan and this Agreement, a “Dividend Equivalent” is a right to receive a payment equal to the amount of cash dividends and value of other distributions that would have been payable on a Share subject to a PSU during a period of time had such Share been issued to the Grantee during such period of time. Except as otherwise provided in the Appendix, if a cash dividend is declared on Shares during the period beginning on the General Awarded Date or Change in Control Awarded Date, whichever is applicable, and ending on the date that Shares are issued in settlement of PSUs, the Grantee will accrue Dividend Equivalents on the PSUs equal to the cash dividend or distribution that would have been paid on the PSUs had the PSUs been issued and outstanding Shares on the record date for the dividend or distribution. Dividend Equivalents will not be paid with respect to PSUs that have been forfeited. Accrued Dividend Equivalents will be denominated and payable solely in cash, and will be paid by the Company directly to the Grantee no later than thirty (30) days following the applicable dividend payment date.

9. Administration. The Committee will have the power to interpret this Agreement and to adopt such rules for the administration, interpretation, and application of the Agreement as are consistent with the Plan, and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Grantee, the Company, and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement or any similar agreement to which the Company is a party.

10. Non-Transferability.

(a) In General. Neither the PSUs nor any interest or right therein or part thereof will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition is voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof will be null and void and of no effect; provided, however, that this Section 10 will not prevent transfers by will or by the applicable laws of descent and distribution or by a beneficiary designation in accordance with this Section 10.

(b) Beneficiary Designations. The Grantee may designate a beneficiary or beneficiaries to exercise any rights or receive any benefits with respect to the PSUs following the Grantee’s death. To be effective, such designation must be made in accordance with such procedures and in such written or electronic form as prescribed by the Company (or its designee) for such purpose. If the Grantee fails to designate a beneficiary, or if no designated beneficiary survives the Grantee’s death, the Grantee’s estate will be deemed the Grantee’s beneficiary. A beneficiary designation may be changed or revoked by the Grantee’s sole action, provided that the change or revocation is made in accordance with such procedures and in such written or electronic form as prescribed by the Company (or its designee) for such purpose. Unless otherwise provided in the beneficiary designation, each designation made by the Grantee will revoke all prior designations made by the Grantee.

11. Tax Withholding. The Grantee understands and agrees that the Company has the power and right to deduct, withhold, or collect any income tax, universal social charge, social insurance or social security contribution, payroll tax, or other amount required by law or regulation to be withheld with respect to any taxable event arising on or related to the granting or vesting of the PSUs (collectively, the “Withholding Amount”). The Grantee authorizes the Company to satisfy the obligations with regard to the Withholding Amount by one or a combination of the following: (i) withholding of Shares to be delivered upon settlement of vested PSUs, provided the Company only withholds the number of Shares necessary to satisfy no more than the maximum applicable statutory withholding amounts; (ii) withholding from other amounts payable to the Grantee by the Company; (iii) withholding from proceeds of the sale of Shares to be delivered upon settlement of vested PSUs by the Company or its designee; (iv) Grantee’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or (v) any other arrangement approved by the Committee and permitted under applicable law. The Withholding Amount may relate to amounts due in more than one jurisdiction and in all cases will be as determined by the Company in its discretion. If the obligation for the Withholding Amount is satisfied by withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the vested PSUs.

12. Notices. Any notice to be given under the terms of this Agreement to the Company will be addressed to the Company in care of its Secretary and any notice to be given to the Grantee will be addressed to the address on file for the Grantee with the Company’s Payroll Department. By a notice given pursuant to this Section 12, either party may hereafter designate a different address for notices to be given to such party. Any notice required to be given to the Grantee will, if the Grantee is then deceased, be given to the Grantee's personal representative if such representative has previously informed the Company of such representative’s status and address by written notice under this Section 12. Any notice will have been deemed duly given when enclosed in a properly sealed envelope addressed as aforesaid, deposited (with postage prepaid) in a postal receptacle regularly maintained by the United States Postal Service or postal service of the jurisdiction in which the notice is mailed.

13. Data Privacy. In order to grant the PSUs, perform its obligations under the Plan and facilitate the proper administration of the Plan (including the PSUs), the Company may collect, transfer, use, process, or hold certain personal data about the Grantee, including, but not limited to, the Grantee’s name, nationality, citizenship, tax residency, date of birth, age, social insurance number or tax identification number or other identification number, brokerage account information, job title, compensation, Share ownership and equity award history, home address, e-mail address and other contact information (the “Data”). By accepting this grant of the PSUs, the Grantee explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of the Grantee’s Data as described in this Agreement and any other PSU award documentation by and among, as applicable, the Company entities for the exclusive purposes of implementing, administering, and managing the Grantee’s participation in the Plan, and the Grantee acknowledges and agrees as follows in respect of the processing and disclosure of the Grantee’s Data:

(a) The Company is required to collect, process and utilize the personal data for purposes directly relevant to and necessary for the administration of the Plan (including the PSUs). The purposes described in this Section 13 for the processing of the Grantee’s Data are necessary for the administration of the Plan (including the PSUs) and the legitimate interests of the Company in connection with such administration. Such processing may include the disclosure or transfer of some or all of that personal data among the Company entities, and, as necessary, to any third-party service provider engaged by the Company to assist with the implementation, administration, and management of the Plan. The recipients of the Data may be located in the United States or elsewhere, and the Grantee's country or jurisdiction may have different data privacy laws and protections than the United States or other country in which the recipients of the Data are located.

(b) The Company and the other recipients of the Data may utilize the Data for the purpose of administering the Plan (including the PSUs), provided that such Data will be kept confidential and will not be used for any purposes not related to the administration of the Plan or the PSUs. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant's participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.

(c) The Grantee’s Data may be processed and disclosed by and to any future potential purchaser of the Company (or of any of its undertaking) for the purpose of administering the Plan (including the PSUs) and/or confirming the Grantee’s entitlement to the PSUs where such entitlement is relevant to such (potential) purchase; and

(d) The Grantee is providing the consent described in this Section 13 on a purely voluntary basis. If the Grantee refuses to consent or revokes consent, the Grantee will not be able to participate in the Plan or realize benefits (if any) from the PSUs.

14. No Contract of Employment; Nature of Grant. By accepting this grant of the PSUs, the Grantee understands, acknowledges, and agrees as follows:

(a) The Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan, and the grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs or other grants, or benefits in lieu of PSUs or other grants, even if PSUs or other grants have been granted in the past.

(b) The Grantee's participation in the Plan is voluntary, and the PSUs and any Shares underlying or acquired pursuant to the PSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, without limitation, calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, and the benefit to the Grantee of participation in the Plan (including, in particular but not by way of limitation, the PSUs) will not form any part of the Grantee’s remuneration or count as his or her remuneration for any purpose and will not be pensionable. The PSUs and the Shares subject to the PSUs are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, and are outside the scope of the Grantee’s employment contract, if any. The PSUs and the Shares subject to the PSUs are not intended to replace any pension rights or compensation, and the rights or opportunity granted to the Grantee on the grant of the PSUs will not give the Grantee any rights or additional rights in respect of any pension scheme operated by the Company.

(c) The grant of PSUs and the Grantee’s participation in the Plan will not create a right to employment or be interpreted as forming an employment or service contract with the Company, and will not interfere with the ability of the Company to terminate the Grantee’s employment at any time.

(d) The rights or opportunity granted to the Grantee on the grant of the PSUs will not give the Grantee any rights or additional rights if the Grantee ceases to be employed by the Company, and the Grantee will not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, in the event the PSUs lapse or terminate by reason of the Grantee ceasing to be employed by the Company) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise. The Grantee will not be entitled to any compensation or damages for any loss or potential loss that the Grantee may suffer by reason of being unable to acquire or retain Shares or any interest in Shares (or any equivalent or connected interest) pursuant to the PSUs in consequence of the loss or termination of his or her employment with the Company for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair).

(e) For purposes of this Agreement, including without limitation the employment conditions and references to termination of employment set forth in Section 3 and Section 4 and Section 5 of this Agreement, the Grantee’s employment will be considered terminated as of the date the Grantee is no longer actively providing services to the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any), and will not include “garden leave” or any other period of time in which the Grantee is no longer reporting to work with the Company on a regular basis due to an impending termination of employment, regardless of whether or not the Grantee is considered to be employed by the Company during such period. For the avoidance of doubt, any reference in this Agreement to "employment with the Company" or "employed by the Company" will be deemed to include service as a non-Employee member of the Company's Board of Directors, and a Grantee's continuous employment with the Company will not be considered interrupted in the event of a change in the status of the Grantee from Employee to non-Employee Director, or from non-Employee Director to Employee, or from full-time Employee to part-time Employee. The determination of whether and when the Grantee is no longer actively employed for purposes of this Agreement will be made by the Committee in its discretion.

15. Titles; English Language. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. If the Grantee has received this Agreement, the Plan, or any other rules, procedures, forms or documents related to the PSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

16. Disposition. Upon receipt of any Shares as a result of the satisfaction of all conditions to the grant of the PSUs, the Grantee will, if requested by the Company in order to assure compliance with applicable law, hold such Shares for investment and not with the view toward resale or distribution to the public and, if so requested by the Company, will deliver to the Company a written statement signed by the Grantee and satisfactory to the Company to that effect. In such instance, the Grantee will give prompt notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement. Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Grantee in such disposition or other transfer.

17. Compliance with Laws. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the PSUs, and on any Shares acquired or cash payments made pursuant to the Agreement, to the extent the Company determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Grantee agrees to take any and all actions as may be required to comply with the Grantee’s personal legal and tax obligations under all laws, rules, and regulations applicable to the Grantee. The Grantee acknowledges that there may be certain exchange control, foreign asset/account and/or tax reporting requirements that may affect the Grantee’s ability to acquire or hold Shares or cash received from participating in the Plan (including the proceeds from the sale of Shares and the receipt of any Dividend Equivalents or dividends) in a brokerage or bank account outside the Grantee’s country. The Grantee may be required to report such accounts, assets, or related transactions to the tax or other authorities in the Grantee’s country. The Grantee acknowledges that it is the Grantee’s responsibility to comply with such regulations.

18. Counterparts; Severability. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one agreement. If any provision, or any part thereof, of this Agreement should be held by any court to be illegal, invalid or unenforceable, either in whole or in part, such illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the remaining provisions, or any part thereof, all of which will remain in full and effect.

19. Entire Agreement; Amendments. This Agreement (including the Appendix and any documents or instruments referred to herein) constitutes the entire agreement regarding the PSUs among the parties and supersedes all prior agreements, and understandings, both written and oral, among the parties with respect to the subject matter hereof. The Committee may amend this Agreement, provided that if the Committee determines, in its discretion, that an amendment of this Agreement is likely to materially impair the rights of the Grantee, such amendment will not be implemented without the consent of the Grantee, except to the extent that such amendment is required for compliance with applicable law, stock market or exchange rules and regulations, or accounting or tax rules and regulations.

20. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to choice of law principles.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the date first written above.

BROWN & BROWN, INC.

By: _______________________________

R. Andrew Watts

Executive Vice President, Treasurer & Chief Financial Officer

GRANTEE

_______________________________